Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Tommy Pruitt	Wes Harris
Senior Communications Director	Investor Relations Director
Force Protection, Inc.	Force Protection, Inc.
843.574.3866	843.574.3892

Force Protection Receives $62.4 Million Award for 60 Buffalo Vehicles

Ladson, SC (May 5, 2010) — Force Protection, Inc. (NASDAQ: FRPT), a leading designer, developer and manufacturer of survivability solutions and provider of total life cycle support for those products, today announced it has received a modification to contract W56HZV-08-C-0028 from the United States Army Tank- Automotive and Armaments Command (TACOM) for approximately $62.4 million for 60 Buffalo Mine Protected Clearance Vehicles (MPCV).  This contract modification is subject to definitization.  The work will be performed in Ladson, SC and is expected to be completed prior to June 30, 2011.  Deliveries are scheduled to begin in the fourth quarter of 2010.

Randy Hutcherson, Chief Operating Officer for Force Protection, commented, “The Buffalo is highly successful and we are proud of its performance in Iraq and Afghanistan.  Buffalo has proven to be the leader in route clearance missions and has saved untold numbers of lives over the last several years in combat operations. We look forward to delivering these additional Buffalos over the coming months to the troops conducting vitally important missions.”

About Force Protection, Inc.

Force Protection, Inc. is a leading designer, developer and manufacturer of survivability solutions, including blast- and ballistic-protected wheeled vehicles currently deployed by the U.S. military and its allies to support armed forces and security personnel in conflict zones. The Company’s specialty vehicles, including the Buffalo, Cougar and related variants, are designed specifically for reconnaissance and urban operations and to protect their occupants from landmines, hostile fire, and improvised explosive devices (IEDs, commonly referred to as roadside bombs). The Company also develops, manufactures, tests, delivers and supports products and services aimed at further enhancing the survivability of users against additional threats. In addition, the Company provides long-term life cycle support services of its vehicles that involve development of technical data packages, supply of spares, field and depot maintenance activities, assignment of highly-skilled field service representatives, and advanced on and off-road driver and maintenance training programs. For more information on Force Protection and its products and services, visit www.forceprotection.net.

Safe Harbor Statement

This press release contains forward looking statements that are not historical facts, including statements about our beliefs and expectations. These statements are based on beliefs and assumptions of Force Protection’s management, and on information currently available to management. These forward looking statements include, among other things: the growth and demand for Force Protection’s products and services, including its modernization, spares and sustainment business and anticipated significant new orders; the anticipated long-term demand for service, support and upgrade work to the Company’s fleet of vehicles; the opportunities to market and the capabilities of the Ocelot and JAMMA vehicles; the Company’s ability to develop new technologies and products, and the effectiveness of these technologies and products; the Company’s execution of its business strategy and strategic transformation, including its operating plan and its opportunities to grow the business; the effects of the expansion in Afghanistan; and the Company’s expected financial and operating results, including its revenues, cash flow and gross margins, for future periods. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statements. Examples of these factors include, but are not limited to, the ability to effectively manage the risks in the Company’s business; the ability to develop new technologies and products and the acceptance of these technologies and products; the ability to obtain new orders for its vehicles and products; and the other risk factors and cautionary statements listed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the risks set forth in

Force Protection, Inc.

9801 Highway 78 Bldg 1

Ladson SC  29456

the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 as updated in the Quarterly Report on Form 10-Q for the period ended March 31, 2010.